LONG-TERM EQUITY INCENTIVE PLAN

PLYMOUTH ROCK TECHNOLOGIES INC.

ARTICLE 1
PURPOSE

1.1 Purpose. The purpose of this long-term equity compensation plan of the Corporation is to advance the interests of the Corporation and its Affiliates by (a) attracting, rewarding and retaining highly competent persons as Employees, Directors, and Consultants; (b) providing additional incentives to Employees, Directors, and Consultants as determined by the Board by aligning their interests with those of the Corporation's shareholders; and (c) promoting the success of the Corporation's business.

1.2 Effective Date and Replacement. The Plan shall become effective upon the receipt of all required board and regulatory approvals (the "Effective Time") and will replace the "Stock Option Plan" of the Corporation (the "Prior Plan"). All awards granted under the Prior Plan and which remain outstanding at the Effective Time, and will remain in full force and effect in accordance with their terms, however, following the Effective time, no additional grants shall be made under the Prior Plan.

ARTICLE 2
DEFINED TERMS

2.1 Definitions. The following terms used herein shall have the following meanings:

"Affiliate" means an entity which is an "affiliate" of the Corporation for the purposes of the Securities Act;

"Award" means an Option, Stock Appreciation Right, Restricted Share Unit, Deferred Share Unit or other Share-based Award granted pursuant to the Plan;

"Black-Out Period" means a time when, pursuant to any policies of the Corporation, any securities of the Corporation may not be traded by certain persons as designated by the Corporation, including any holder of an Award;

"Board" means the board of directors of the Corporation or, if established and duly authorized to act in respect of the Plan, a committee of the board of directors of the Corporation;

"Business Day" means any day, other than a Saturday or a Sunday, on which the Exchange is open for trading;

"Change of Control" means the occurrence of any of the following:

(i) the sale by the Corporation of all of the assets of the Corporation or substantially all of the assets of the Corporation;

(ii) the acquisition by any Person (whether from the Corporation or from any other Person) of Shares or other securities of the Corporation having rights of purchase, conversion or exchange into Shares which together with securities of the Corporation held by such Person, either alone or together with Persons "acting jointly or in concert" (as such phrase is defined by the Securities Act) with such Person, exceeds 50% of the issued and outstanding Shares, (assuming for this test the purchase, conversion or exchange of such other securities, whether then purchasable, convertible or exchangeable or not, into the highest number of Shares, such Person or Persons would be entitled to);

(iii) the amalgamation of the Corporation with or into any one or more other corporations (other than: (a) an amalgamation of the Corporation with or into a subsidiary (as such term is defined in the Securities Act) of the Corporation; or (b) an amalgamation or merger of the Corporation unanimously recommended by the Board provided that the former holders of Shares receive, in the aggregate and in their capacities as such, shares of the amalgamated corporation having attached thereto not less than 50% of the votes attached to all shares of such amalgamated or merged corporation);

(iv) the election at a meeting of the Corporation's shareholders of that number of persons which would represent a majority of the Board, who are not included in the slate or election as directors proposed to the Corporation's shareholders by the Corporation; or

(v) the completion of any transaction or the first of a series of transaction which would have the same or similar effect as any transaction or series of transactions referred to in subsections (i), (ii), (iii) referred to above;

"Common Shares" means the common shares of the Corporation;

"Consultant" means an individual who:

(i) provides ongoing consulting, technical, management or other services to the Corporation or an Affiliate under a written contract with the Corporation or an Affiliate;

(ii) possesses technical, business or management expertise of value to the Corporation or an Affiliate;

(iii) in the opinion of the Corporation, spends or will spend a significant amount of time and attention on the business and affairs of the Corporation or an Affiliate;

(iv) has a relationship with the Corporation or an Affiliate that enables the Consultant to be knowledgeable about the business and affairs of the Corporation; and

(v) includes a Consultant Company or a Consultant Partnership.

"Consultant Company" means, for an individual Consultant, a company of which the individual consultant is an employee or shareholder;

"Consultant Partnership" means, for an individual Consultant, a partnership of which the individual Consultant is an employee or partner;

"Corporation" means Plymouth Rock Technologies Inc., a corporation incorporated under the laws of the Province of British Columbia, and any successor corporation;

"Deferred Share Units" has the meaning set out in Section 11.1;

"Disinterested Shareholders" means all of the Shareholders of the Corporation except Insiders of the Corporation who are Eligible Persons, and such Insiders' associates;

"Director" means a member of the board of directors of the Corporation or of any of its Affiliates;

"Effective Date" means, for a Grant, the date which the Board determines will be the date on which the Grant will take effect;

"Eligible Person" means, subject to all applicable laws, any employee, Officer, Director, Management Company Employee or Consultant of the Corporation or of any Affiliate;

"Employee" means,

(i) an individual who is considered an employee under the Income Tax Act (i.e. for whom income tax employment insurance and CPP deductions must be made at source);

(ii) an individual who works full-time for the Corporation providing services normally provided by an employee and who is subject to the same control and direction by the Corporation over the details and method of work as an employee of the Corporation, but for whom income tax deductions are not made at source; or

(iii) an individual who works for the Corporation on a continuing and regular basis for a minimum amount of time per week providing services normally proved by an employee and who is subject to the same control and direction by the Corporation over the details and methods of work as an employee of the Corporation, but for whom income tax deductions are not made at source; and

(iv) includes an issuer all of the voting securities of which are owned by one or; more Officers, Directors or employees of the Corporation or an Affiliate;

"Exercise Criteria" means he criteria, if any, established by the Board in relation to a Grant, which criteria are to be achieved during a Grant Period by a Participant in respect of that particular Grant in order that Restricted Share Units will be issued and which criteria may, without limitation, include vesting periods and criteria based on performance of the Shares in the market, financial performance by the Corporation and/or by a specific business unit of the Corporation and other corporate or individual measures;

"Exchange" means the Canadian Securities Exchange (CSE) or, if the Shares are not then listed and posted for trading on the CSE, on such stock exchange in Canada on which such Shares are listed and posted for trading as may be selected for such purpose by the Board;

"Fixed Term" means the period of time during which an Option must be exercised pursuant to the terms of the Plan;

"Grant" means the grant of Restricted Share Units allocated to a Participant at any time in accordance with the Plan;

"Grant Period" means the period established by the Board in respect of each Grant, which period shall commence on the Effective Date and end on the date designated by the Board, provided however that such period will not in any case exceed three years;

"Insider" has the meaning given under applicable securities legislation and the policies of the Exchange, as amended or replaced from time to time, and also includes associates and affiliates of such an insider;

"Management Company Employee" means an individual employed by a person providing management services to the Corporation, who is required for the ongoing successful operation of the business enterprise of the Corporation, but excluding a person engaged in investor relations activities;

"Market Price" as at any date means the volume weighted average trading price of the Shares on the Exchange for the five trading days immediately preceding the relevant date, calculated by dividing the total value by the total volume of Shares traded for the relevant period, rounded up to the nearest cent. In the event that the Shares are not then listed and posted for trading on any Exchange, the Market Price in respect thereof shall be the fair market value of such Shares as determined by the reasonable application by the Board of a reasonable valuation method;

"Offer" has the meaning set out in Section 6.1;

"Officer" means a senior officer of the Corporation or an Affiliate;

"Other Awards" has the meaning set out in Section 12.1;

"Option" means an option granted to purchase Shares for the Option Price under the terms of the Plan;

"Option Price" means the price per share at which Shares may be purchased under an Option and based on which the SAR Amount is determined, as the same may be adjusted from time to time in accordance with Article 6 hereof;

"Participant" means an Eligible Person who holds an Award under the terms of the Plan;

"Payout Date" in respect of a Deferred Share Unit means ten (10) Business Days following the Termination Date;

"Plan" means this long-term equity incentive plan;

"Release Date" means, in respect of a Grant of Restricted Share Units, unless otherwise determined by the Board, either (i) the date which is ten (10) Business Days following each anniversary of the Effective Date of the Grant, or (ii) the date which is ten (10) Business Days following the third anniversary of the Effective Date of the Grant, as specified in the award agreement;

"Restricted Share Units" has the meaning set out in Section 10.1;

"SAR Amount" has the meaning set out in Section 8.2;

"Securities Act" means the Securities Act (British Columbia) as in force from time to time;

"Share Purchase Program" has the meaning set out in Section 10.1 hereof;

"Shares" mean the common shares of the Corporation as currently constituted or, in the event of an adjustment as contemplated by Article 6, such other shares or securities to which a Participant may be entitled or on which the value of an Award may be based, as a result of such adjustment;

"SPP Eligible Person" means any Eligible Person determined by the Board as eligible to participate in the Share Purchase Program;

"Stock Appreciation Rights" has the meaning set out in Section 8.1;

"Tax Act" means the Income Tax Act (Canada) as amended from time to time;

"Termination Date" means the date a Participant ceases to be (i) in the context of a Deferred Share Unit, an Employee or Director, as the case may be, and (ii) in all other contexts herein, an Eligible Person and, unless otherwise provided herein, does not include any period of statutory, contractual or reasonable notice or any period of salary continuance or deemed employment; and

ARTICLE 3
ADMINISTRATION OF PLAN

3.1 General. This Plan shall be administered by the Board which shall have the power, subject to the specific provisions of the Plan:

(a) to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b) to interpret and construe the Plan and to determine all questions arising out of the Plan and any Award granted pursuant to the Plan, where every such interpretation, construction or determination made by the Board shall be final, binding and conclusive for all purposes;

(c) to determine the Eligible Persons to whom Awards are granted and to grant Awards;

(d) to determine the number of Awards;

(e) to determine the Exercise Criteria in respect of any Grant;

(f) to determine the Option Price provided that the Option Price shall not be less than the Market Price;

(g) to determine the time or times when Awards will be granted and exercisable or redeemable;

(h) to determine if the Shares that are subject to an Award will be subject to any restrictions upon the exercise or redemption of such Award;

(i) to prescribe the form of the instruments or award agreements relating to the grant, exercise, redemption and other terms of Awards;

(j) to determine whether , to what extent, and under what circumstances an Award may be settled in cash, through a cashless exercise or otherwise;

(k) to correct any defect (including but not limited to amending an award agreement to comply with applicable law), supply any omission, or reconcile any inconsistency in the Plan or any award agreement in the manner and to the extent it shall deem desirable to carry out the purposes of the Plan;

(l) to authorize withholding arrangements pursuant to Section 14.4 of the Plan;

(m) to authorize any person to execute on behalf of the Corporation any instrument required to effect the grant of an Award previously granted by the Board; and

(n) to make all other determinations and take all other actions described in the Plan or as the Board otherwise deems necessary or advisable for administering the Plan and effectuating its purposes.

The powers described in this Section 3.1 shall be exercised in accordance with applicable securities laws and the rules and policies of the Exchange.

3.2 Delegation of Administration. The Board may, from time to time, delegate the administration of all or any part of the Plan to a committee of the Board and shall determine the scope of and may revoke or amend such delegation.

3.3 Award Agreement. Each Participant shall execute an award agreement in the form determined by the Board from time to time. In the event of any inconsistency between the terms of any award agreement and this Plan, the terms of this Plan shall govern.

3.4 Awards May be Separate or in Tandem. In the Board's discretion, Awards may be granted alone, in addition to, or in tandem with any other Award or any award granted under another plan of the Corporation or an Affiliate. Awards granted in addition to or in tandem with other awards may be granted either at the same time or at different times.

ARTICLE 4
SHARES SUBJECT TO THE PLAN

4.1 Rolling Plan. Subject to adjustment as provided in Article 6, the Shares to be issued under the Plan shall consist of the Corporation's authorized but unissued Shares. The aggregate number of Shares to be reserved for issuance upon the exercise or redemption of all Awards granted under the Plan shall not exceed ten percent (10%) of the issued and outstanding Shares at the time of granting of Awards (on a non-diluted basis) or such other number or percentage as may be approved by the Exchange and the shareholders of the Corporation from time to time. At all times the Corporation will reserve and keep available a sufficient number of Shares in such manner as it may consider appropriate in order to satisfy the requirements of all outstanding Awards made under the Plan and all other outstanding but unvested Awards made under the Plan that are to be settled in Shares.

4.2 Awards to Insiders. Under no circumstances shall this Plan, together with all other security-based compensation arrangements of the Corporation, result, at any time, in:

(a) the number of Shares issuable to Insiders exceeding ten percent (10%) of the issued and outstanding Shares (on a non-diluted basis); or

(b) the issuance to Insiders, within a one-year period, of a number of Shares exceeding ten percent (10%) of the issued and outstanding Shares (on a non-diluted basis) excluding Common Shares issued to such Insider under the Plan or any other Share Compensation Arrangement over the preceding one year period; or

(c) the issuance to any one Insider and such Insider's Associates within a one year period, of a number of Shares exceeding five percent (5%) of the issued and outstanding Shares (on a non-diluted basis), excluding Common Shares issued to such Insider under the Plan or any other Share Compensation Arrangement over the preceding one year period.

4.3 Maximum Award. The maximum number of Awards which may be reserved for issuance to any one person under the Plan in any 12 month period shall be 5% of the Shares outstanding at the time of the grant (on a non-diluted basis) less the aggregate number of Shares reserved for issuance to such person under any other option to purchase Shares from treasury granted as a compensation or incentive mechanism. The number of options granted to any one Consultant, or to persons involved in investor relations activities in a 12 month period under the Plan shall not exceed 2% of the Shares outstanding at the time of grant (on a non-diluted basis), less the aggregate number of Shares reserved for issuance to Consultants or such persons pursuant to any other Share Compensation arrangement, unless the consent of the Exchange is first obtained.

4.4 Exercise or Redemption of Awards. Any exercise of Options or redemption of Awards will make new grants available under the Plan effectively resulting in a re-loading of the number of Shares available to be granted under the Plan.

4.5 Awards That Expire or Terminate. If any Award granted hereunder shall expire or terminate for any reason without having been exercised or redeemed in full, the Shares underlying the Award shall again be available to be granted under the Plan.

4.6 Restrictions on Exercise or Redemption. Notwithstanding any of the provisions contained in the Plan or any Award, the Corporation's obligation to issue Shares to a Participant pursuant to the exercise or redemption of an Award shall be subject to:

(a) the completion of such registration or other qualification of such Shares or the approval of the Exchange or such other regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b) the admission of such Shares to listing on the Exchange; and

(c) the receipt from the Participant of such representations, agreements and undertakings, including as to future dealings in such Shares as the Corporation or its counsel determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction.

In this regard, the Corporation shall, the extent necessary, take all reasonable steps to obtain such approvals, registrations and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on the Exchange. If any Shares cannot be issued to any Participant for any reason including, without limitation, the failure to obtain necessary shareholder, regulatory or stock exchange approval, then the obligation of the Corporation to issue such Shares shall terminate and any amounts paid by the Participant to the Corporation to exercise or redeem an Award shall be returned to the Participant.

4.7 Non-Assignable. An Award is personal to the Participant and is non-assignable and non- transferable, except with the prior written consent of the Corporation and any required consent of the Exchange and any other applicable regulatory authority. Notwithstanding the foregoing, an Award granted to a Consultant that is a company or partnership, may be assigned to a Management Company Employee of such Consultant.

4.8 Substitute Awards. Subject to Exchange approval, if required, the Board may grant Awards under the Plan in substitution for share and share-based awards held by employees, directors, consultants or advisors of another company (an "Acquired Company") in connection with a merger, consolidation or similar transaction involving such Acquired Company and the Corporation or an Affiliate or the acquisition by the Corporation or an Affiliate of property or stock of the Acquired Company. The board may direct that the substitute Awards be granted on such terms and conditions as the Board considers appropriate in the circumstances.

ARTICLE 5
ELIGIBILITY AND CEASING TO BE AN ELIGIBLE PERSON

5.1 Eligible Persons. Awards may only be granted to Eligible Persons.

5.2 Compliance with Laws. Notwithstanding any provision contained in this Plan, no Participant may exercise or redeem any Award granted under this Plan and no Shares may be issued upon exercise or redemption of an Award unless such exercise or redemption and issuance are in compliance with all applicable securities laws or other legislation of the jurisdiction of residence of such person and in compliance with the terms of the Plan. Unless the potential Participant is a resident of Canada, the Corporation may require, as a condition of the grant of an Award, that the potential Participant provide a written acknowledgement that the grant of the Award does not violate any such laws.

5.3 Termination Date. Subject to Section 5.4, 5.5 and 5.6 and any express resolution passed by the Board, all Awards, and all rights to acquire Shares pursuant thereto, granted to an Eligible Person shall expire and terminate immediately upon the Participant's Termination Date.

5.4 Circumstances When Awards are Exercisable. If, before the expiry of an Award in accordance with the terms thereof, a Participant ceases to be an Eligible Person for any reason whatsoever, other than termination by the Corporation for cause (in which case all unexercised or unredeemed Awards (vested or unvested) shall cease immediately), such Awards may, subject to:

(a) the terms set out in the award agreement;

(b) any determination made by the Board to accelerate the vesting of or to extend the expiry of an Award; and

(c) any other terms of the Plan,

be exercised or redeemed, as applicable;

(d) if the Participant is deceased, by the heirs of the Participant or by legal personal representative(s) of the estate of the Participant at any time within six (6) months following the death of the Participant; or

(e) by the Participant at any time within ninety (90) days following the Termination Date.

But, in any case, subject to any determination of the Board, the exercise or redemption of the Award must be: (i) prior to the expiry of the Fixed Term of the Option or the expiry of the Stock Appreciation Right in accordance with the terms thereof, (ii) prior to the expiry of the Grant Period in respect of Restricted Share Units, and (iii) prior to the expiry of the Award in the case of Other Awards under the Plan, and in each case only to the extent that the Award was vested or the Exercise Criteria was satisfied and the Participant was otherwise entitled to exercise the Award at the Termination Date.

5.5 Death or Termination of Employment.

(a) Notwithstanding Section 5.4, in the event of the death of a Participant while in the employment of the Corporation or any Affiliate, all Awards granted to that Participant prior to the date of death shall be deemed to be vested in the Participant or to have had the Exercise Criteria relating thereto satisfied on the date of death.

(b) Except as specifically provided for in this Plan or in any award agreement, or as otherwise agreed to or determined by the Board, if the employment of a Participant with the Corporation or any Affiliate is terminated for any reason prior to the exercise or redemption of any Award, then the Participant shall be deemed to have forfeited all right, title and interest with respect to any Award not fully vested or in respect of which the Exercise Criteria has not been satisfied upon that Participant's last day of such employment which shall be considered to be:

(i) if the Participant is terminated for just cause, the actual date of termination; and

(ii) if the Participant is terminated for reasons other than just cause, the date which is the later of: (i) the conclusion of any statutory, contractual or common law period of notice of termination of employment to which that Participant is entitled; and (ii) three (3) months after the Termination Date.

(d) Notwithstanding the foregoing, in the event that a Participant's employment with the Corporation or any Affiliate is terminated without just cause or if the Participant resigns from such employment then, at the sole and unfettered discretion of the Board, all or any portion of the Awards granted to that Participant may be deemed to have vested or to have had the Exercise Criteria relating thereto satisfied on the date of termination or resignation.

5.6 Another Listed Category. Awards shall not be affected in the event the Participant ceases to fall within a listed category contained in the definition of an "Eligible Person" hereunder where such Participant falls within another listed category of such definition.

ARTICLE 6
CERTAIN ADJUSTMENTS

6.1 Offer for Shares. In the event that any formal bid (as defined in the Securities Act) for the Shares is made (an "Offer") all Shares subject to outstanding Options not then exercisable shall thereupon become immediately exercisable. Further, the Participant shall be entitled to include in the written notice of election to exercise all or any part of the Option that such Participant is electing to exercise the Option with the intention of tendering the Shares acquired upon such exercise into the Offer. If such election is made, in the event that the Offer is not completed and the relevant Shares are not taken up and paid for by the offeror under such Offer (or a competing Offer), the Participant shall, upon return of certificates representing such Shares, be deemed not to have exercised the Option with respect to such Shares and the Corporation shall return to the Participant the subscription proceeds therefor and/or take such other actions to enable the parties to re-establish as closely as possible their situations and respective economic positions as they existed prior to the making of the Offer and had no Options become exercisable as a result thereof, while making allowance for taxation, regulatory and other irreversible events and consequences which many have intervened since the making of the Offer.

6.2 Changes in Shares. In the event of any stock dividend, stock split, combination or exchange of shares, merger, amalgamation, acquisition, divestiture, consolidation, spin-off or other distribution (other than normal cash dividends) of the Corporation's assets to shareholders, or any other change in the capital of the Corporation affecting Shares, the Board will, subject to Exchange approval, if required, make such proportionate adjustments, if any, as the Board in its discretion may deem appropriate to reflect such change, with respect to (i) the number or kind of Shares or other securities reserved for issuance pursuant to this Plan; (ii) the number or kind of Shares or other securities subject to unexercised or unredeemed Awards previously granted; and (i) the Option Price or the Market Price of a Share at the date of grant, as applicable, of Awards.

6.3 No Fractional Shares. The Corporation will not issue fractional Shares in satisfaction of any of its obligations hereunder.

6.4 Accelerated Exercise or Redemption of Awards. Notwithstanding any other provision of the Plan, the Board may at any time give written notice to all Participants advising that their respective Awards (other than a Deferred Share Unit) are all immediately exercisable or redeemable and may be exercised or redeemed only within 30 days of such written notice or such other period as determined by the Board and not thereafter and that all rights of the Participants under any Awards (other than a Deferred Share Unit) not exercised or redeemed within such period will terminate at the expiration of such period.

6.5 Payment on Change of Control. Notwithstanding any other provisions of the Plan, in the event of the occurrence of a Change of Control of the Corporation or of an Affiliate of which a Participant is an employee, with respect to all Options, Grants of Restricted Share Units, Stock Appreciation Rights and Deferred Share Units that are outstanding for such Participant on the date of the Change of Control (the "CoC Date"), (i) all vesting and Exercise Criteria, if any, applicable to such Options, Grants of Restricted Share Units, Stock Appreciation Rights and Grants of Deferred Share Units shall be deemed to have been satisfied as of the CoC Date and (ii) except as may be otherwise provided under the terms of any other employee benefit plan approved by the Board, each participant who has received any such Options, Grants of Restricted Share Units or Stock Appreciation Rights shall be entitled to receive, in full settlement of such Option, Restricted Share Unit or Stock Appreciation Right, a cash payment equal to (A) in the case of a Restricted Share Unit, the Special Value (as defined below) and, (B) in the case of an Option or a Stock Appreciation Right, the difference between the Special Value and the Option Price in respect of such Option or Stock Appreciation Right, in each case, payable on the date which is ten Business Days following the CoC Date. For greater certainty, the occurrence of a Change of Control will not trigger the right of a Participant to receive a payment in respect of a Deferred Share Unit prior to a Termination Date for such Participant.

For the purpose of this Section 6.5, the term "Special Value" means an amount determined as follows: (i) if any Shares are sold as part of the transaction constituting the Change of Control, then the Special Value shall equal the weighted average of the prices paid for those Shares by the acquirer, provided that if any portion of the consideration paid for such Shares by the acquirer is paid in property other than cash, then the Board (as constituted immediately prior to the CoC Date) shall determine the fair market value of such property as of the CoC Date for purposes of determining the Special Value; and (ii) if no Shares are sold as part of the transaction constituting the Change of Control, then the Special Value shall be the Market Price of a Share on the day immediately preceding the CoC Date.

ARTICLE 7
OPTIONS

7.1 Grant of Options. The Board may grant Options to Eligible Persons.

7.2 Option Exercise Term. Options shall be for a Fixed Term and shall be exercisable from time to time as determined in the discretion of the Board at the time of grant, provided that, subject to Section 7.3, no Option shall have a term exceeding ten (10) years (or such shorter period as is permitted by the Exchange from time to time).

7.3 Black-Out Period. Except where not permitted by the Exchange, where an Option would expire during a Black-Out Period or within ten (10) Business Days following the end of a Black- Out Period, the term of such Option shall be automatically extended to the date which is ten (10) Business Days following the end of such Black-Out Period.

7.4 Terms of Options. Subject to this Article, the number of Shares subject to each Option, the Option Price, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions (including vesting) relating to each such Option shall be determined by the Board; provided, however, that if no specific determination is made by the Board with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

(a) the Fixed Term shall be five (5) years from the date the Option is granted to the Participant;

(b) subject to a minimum of $0.10 per Share, the Option Price shall not be less than the closing price of a Share on the Exchange immediately preceding the day on which the Board grants and provides notice to the Exchange of the Options(s), less the discount to the closing price permitted by the Exchange;

(c) except as provided in (d) below, the Option shall vest in instalments, with 1/3 of such Option exercisable in whole or in part on or after the first anniversary following the grant of the Option, and a further 1/3 vesting and becoming exercisable on each of the second and third anniversaries following the grant of the Option; and

(d) Options granted to Consultants providing investor relations services shall vest at a minimum over a period of 12 months with no more than 1/4 of such Options vesting in any three (3) month period.

7.5 Restrictions on Option Price. The Option Price shall in no circumstances be lower than the greater of: (i) $0.10; (ii) the price permitted by any other regulatory body having jurisdiction; and (iii) the closing price of a Share on the Exchange immediately preceding the day on which the Board grants and provides notice to the Exchange of the Options(s), less the discount to the closing price permitted by the Exchange.

7.6 Exercise of Options. Subject to the provisions of the Plan and award agreement, an Option may be exercised from time to time by delivery to the Corporation at its principal office of a written notice of exercise addressed to the Chief Financial Officer of the Corporation in a form approved by the Board from time to time and accompanied by payment in full of the Option Price for the Shares to be purchased. Upon receipt of payment in full and subject to the terms of this Plan, the number of Shares in respect of which the Option is exercised will be duly issued to the Participant as fully paid and non-assessable. Upon the exercise of any Option with a related Stock Appreciation Right, the corresponding portion of the related Stock Appreciation Right shall be surrendered to the Corporation and cancelled.

7.7 Form of Consideration. The Board shall determine the acceptable form of consideration for exercising an Option, including the method of payment. To the extent approved by the Board at the time of the grant of an Option and to the extent provided for in the award agreement relating to such Option and subject to applicable law, the consideration for exercise of an Option may be paid in any one, or any combination, of the forms of consideration set forth in subsections (a), (b), (c) and (d) below.

(a) Cash Equivalent. Consideration may be paid by cash, cheque, electronic transfer of funds, or other cash equivalent approved by the Board.

(b) Broker-Assisted Cashless Exercise. Subject to the Board's approval and further subject to the Shares being actively traded on an Exchange, consideration may be paid by the Participant's (i) irrevocable instructions to the Corporation to deliver the Shares issuable upon exercise of the Option promptly to a broker (acceptable to the Corporation) for the Participant's account, and (ii) irrevocable instructions to the broker to sell Shares sufficient to pay the Option Price (plus any amount required to be withheld by applicable law) and upon such sale to deliver the Option Price (plus any amount required to be withheld by applicable law) to the Corporation.

(c) Other Methods. Consideration may be paid using such other methods of payment as the Board, at its discretion, deems appropriate from time to time.

7.8 Restrictive Legends

Any share certificate issued in connection with the exercise of an Option within four months of the date of its grant shall bear a legend similar to the following:

Unless permitted under securities legislation, the holder of this security must not trade this security before four months after the date of grant of the stock options.

AND, if the optionee is a resident of the United States, the following additional legend:

The securities represented hereby have not been and will not be registered under the United States Securities Act of 1933, as amended (the "US Securities Act"). The holder hereof, by purchasing such securities, agrees for the benefit of the Issuer that such securities may be offered, sold, pledged or otherwise transferred only (A) to the Issuer, (B) outside of the United States in accordance with Rule 904 of Regulation S under the US Securities Act if available, (C) inside the United States (1) pursuant to the exemption from the registration requirements under the US Securities Act provided by Rule 144 thereunder, if available, and in accordance with the applicable state securities laws, or (2) in a transaction that does not require registration under the US Securities Act or any applicable State laws and regulations governing the offer and sale of securities, and the holder has prior to such sale furnished to the Issuer an opinion of counsel, of recognized standing, reasonably satisfactory to the Issuer. Delivery of this certificate may not constitute "Good Delivery" in settlement of transactions on stock exchanges in Canada. If the Issuer is a "Foreign Issuer" as that term in defined by Regulation S at the time of sale, a new certificate, bearing no legend, delivery of which will constitute "Good Delivery" may be obtained from the Registrar upon delivery of this certificate and a duly executed declaration, in a form satisfactory to the registrar and the Issuer, to the effect that the sale of the securities represented hereby is being made in compliance with Rule 904 of Regulation S under the US Securities Act. (This legend is valid for one year from the date of issuance of the common shares obtained by exercise of the stock option).

ARTICLE 8
STOCK APPRECIATION RIGHTS

8.1 Grants of Share Appreciation Rights. The Board may grant rights ("Stock Appreciation Rights") to Eligible Persons either on a stand-alone basis or in relation to any Option. Where a Stock Appreciation Right is granted in relation to an Option, it shall be a right in respect of the same number of Shares and shall have the same Option Price as the Option.

8.2 Stock Appreciation Rights. Subject to Sections 8.3 and 8.4, a Stock Appreciation Right is the right to receive a cash payment equal to the excess, if any, of:

(a) the Market Price of a Share on the date such Stock Appreciation Right is exercised over;

(b) the Option price,

multiplied by the number of Shares in respect of which the Stock Appreciation Right is being exercised, less any amount required to be withheld by applicable law (the "SAR Amount").

8.3 Terms of Stock Appreciation Rights Granted in Connection with an Option. Stock Appreciation Rights granted in relation to an Option Shall be exercisable only at the same time, by the same persons and to the same extent, that the related Option is exercisable. Upon the exercise of any Stock Appreciation Right related to an Option the corresponding portion of the related Option shall be surrendered to the Corporation and cancelled and upon the exercise of any Option which has an accompanying Stock Appreciation Right, the corresponding portion of the related Stock Appreciation Right shall be surrendered to the Corporation and cancelled. In the sole discretion of the Corporation, the Corporation may elect to satisfy the exercise of a Stock Appreciation Right by issuing to the Participant Shares which have a Market Price as at the date of exercise of the Stock Appreciation Right, equal to the SAR Amount. The Corporation, in its sole discretion, may elect in respect of any payment made upon the exercise of a Stock Appreciation Right related to an Option, that neither the Corporation nor any of its Affiliates will deduct any amount in respect of any such payment in computing its taxes under the Tax Act. Any decision to make such election in connection with any particular payment shall not bind the Corporation to make an election in connection with any other payment made in respect of the exercise of a Stock Appreciation Right.

8.4 Terms of Stock Appreciation Rights Granted on a Stand Alone Basis. Stock Appreciation Rights granted on a stand alone basis shall be granted on such terms as shall be determined by the Board and set out in the award agreement (including any terms pertaining to vesting and settlement), provided that the Option Price shall not be less than the closing price of a Share on the Exchange immediately preceding the day on which the Board grants and provides notice to the Exchange of the Options(s), less the discount to the closing price permitted by the Exchange.

ARTICLE 9
SHARE PURCHASE PROGRAM

9.1 Grant of Options and/or Stock Appreciation Rights for Shares Purchased. The Board may institute a share purchase program (the "Share Purchase Program") for SPP Eligible Persons pursuant to which the Board may grant to each SPP Eligible Person one Option and/or one Stock Appreciation Right for each Share purchased by the SPP Eligible Person up to a maximum number of Options and/or Stock Appreciation Rights for any one SPP Eligible Person as may be determined from time to time by the Board.

9.2 Terms of Grants Pursuant to Share Purchase Program. Options and Stock Appreciation Rights granted pursuant to the Share Purchase Program shall be granted on such terms as shall be determined by the Board and set out in the award agreement but shall otherwise be subject to the provisions of the Plan.

ARTICLE 10
RESTRICTED SHARE UNITS

10.1 Grants of Restricted Share Units. The Board may Grant rights ("Restricted Share Units") to Eligible Persons. The Board shall designate the number of Restricted Share Units granted.

10.2 Restricted Share Units. A Restricted Share Unit is the right, subject to the level of achievement of Exercise Criteria or vesting or other criteria determined by the Board at the date of the Grant, to receive one Share issued from treasury for each Restricted Share Unit redeemed or a payment in cash determined in accordance with Section 10.5.

10.3 Terms of Restricted Share Units. Restricted Share Units shall be granted on such terms as shall be determined by the Board and set out in the award agreement. Without limiting the generality of the foregoing, subject to the provisions of the Plan, the Board shall, in its sole discretion and from time to time, determine the Eligible Persons to whom Grants will be made based on its assessment, for each Participant, of the current and potential contribution of such Eligible Person to the success of the Corporation. At such time, the Board shall also determine, in connection with each Grant, the Effective Date thereof, the number of Restricted Share Units to be allocated, the Grant Period applicable thereto and any applicable vesting terms for such Grant, the Exercise Criteria, if any, and such other terms and conditions which the Board considers appropriate to the Grant in question (including any dividend equivalent entitlements), and which terms and conditions need not be identical as between any two Grants, whether or not contemporaneous.

10.4 Redemption of Restricted Share Units. Subject to the provisions of the Plan and award agreement, a Restricted Share Unit shall be redeemed and paid (or Shares issued) on the first Release Date following the satisfaction of the Exercise Criteria in respect of such Restricted Share Unit.

10.5 Redemption in Cash. Any award agreement may provide that a Participant, or that Participant's estate, if applicable, may elect to have some or all of its Restricted Share Units described in such award agreement settled by the payment of cash. Where the Participant is an Employee, the settlement date shall be prior to the third anniversary date of the grant of the Restricted Share Unit. If the award agreement in question does not provide such election right to the Participant thereunder and also does not specify that there will be no election to settle Restricted Share Units by the payment of cash, then the Corporation will have the option to settle some or all of such Restricted Share Units by the payment of cash. Where a Participant is to receive cash in settlement of Restricted Share Units, then that Participant shall receive a cash payment equal to the number of Restricted Share Units being settled, multiplied by the Market Price on the Release Date applicable to such Restricted Share Units.

ARTICLE 11
DEFERRED SHARE UNITS

11.1 Grants of Deferred Share Units. The Board may grant rights ("Deferred Share Units") to Eligible Persons who are Employees. The Board shall designate the number of Deferred Share Units granted.

11.2 Deferred Share Units. A Deferred Share Unit is the right to receive a cash payment equal to the Market Price of a Share on the Termination Date, less any amount required to be withheld by applicable law or, if applicable, one fully paid and non-assessable Share issued from treasury.

11.3 Terms of Deferred Share Units. Deferred Share Units shall be granted on such terms as shall be determined by the Board and set out in the award agreement. Without limiting the generality of the foregoing, subject to the provisions of the Plan, the Board shall, in its sole discretion and from time to time, determine the Eligible Persons to whom grants will be made based on its assessment, for each Participant, of the anticipated contribution of such Eligible Person to the success of the Corporation. At such time, the Board shall also determine, in connection with each grant, the effective date thereof, the number of Deferred Share Units to be allocated, and such other terms and conditions which the Board considers appropriate to the grant in question, and which terms and conditions need not be identical as between any two grants, whether or not contemporaneous.

11.4 Redemption of Deferred Share Units. Subject to the provisions of the Plan and award agreement, a Deferred Share Unit held by a Participant shall be redeemed by the Corporation on the Payout Date, unless otherwise agreed to between the Corporation and a Participant.

11.5 Deferred Share Units May be Payable in Cash or Shares. Any award agreement may provide that a Participant, or that Participant's estate, if applicable, may elect to have some or all of its Deferred Share Units described in such award agreement settled by the issuance of Shares. If the award agreement in question does not provide such election right to the Participant thereunder and also does not specify that there will be no election to settle Deferred Share Units by the issuance of Shares, then such Deferred Share Units shall only be settled by the payment of cash. For greater certainty, unless expressly provided in the award agreement, the granting of a Deferred Share Unit does not entitle the holder thereof to acquire or otherwise obtain any rights or interests whatsoever in any Shares (including the right to dividends) or other securities of the Corporation. Participants have no right or ability to exercise, receive or otherwise demand payment of the value of the Deferred Share Units granted to them prior to the Payout Date.

ARTICLE 12
OTHER AWARDS

12.1 Grants of Other Awards. The Board may grant other share-based awards ("Other Awards") to Eligible Persons. Other Awards shall be granted on such terms as shall be determined by the Board and set out in the award agreement and will be subject to the approval of the Exchange.

12.2 Maximum Awards. Notwithstanding any other provision of this Plan, the maximum number of Awards granted to Eligible Persons pursuant to Articles 8 to 12 inclusive, together with any and all outstanding Options, shall not exceed ten percent (10%) of the issued and outstanding Shares (on a non-diluted basis)

ARTICLE 13
AMENDMENT PROCEDURE

13.1 Amendment Procedure. The Corporation retains the right to amend or terminate the terms and conditions of the Plan by resolution of the Board. If required, any amendments shall be subject to the prior consent of any applicable regulatory bodies, including the Exchange. Any amendment to the Plan shall take effect with respect to all outstanding Awards on the date of, and all Awards granted after, the effective date of such amendment, provided that in the event any amendment materially and adversely effects any outstanding Options it may apply to such outstanding Awards only with the mutual consent of the Corporation and the Participant to whom such Awards have been granted. The Board shall have the power and authority to approve amendments relating to the Plan or to Awards, without further approval of the shareholders of the Corporation, including the following non-exhaustive list of such amendments:

(a) altering, extending or accelerating the terms and conditions of vesting of any Awards;

(b) amending the termination provisions of an Award, which amendment shall include determining that any provisions of Article 5 concerning the effect of the Participant ceasing to be an Eligible Person shall not apply for any reason acceptable to the Board;

(c) accelerating the expiry of the Fixed Term of an Option;

(d) determining adjustments pursuant to Article 6 hereof;

(e) amending the definitions contained within the Plan, including, but not limited to the definition of "Eligible Person" under the Plan except as provided in Section 13.2(e);

(f) amending or modifying the mechanics of exercise or redemption of the Awards as set forth in the Plan;

(g) effecting amendments of a "housekeeping" nature including, without limited the generality of the foregoing, any amendment for the purpose of curing any ambiguity, error, inconsistency or omission in or from the Plan;

(h) effecting amendments necessary to comply with the provisions of applicable laws (including, without limitation, the rules, regulations and policies of the Exchange);

(i) effecting amendments respecting the administration of the Plan; and

(j) effecting amendments necessary to suspend or terminate the Plan.

13.2 Shareholder Approval. Notwithstanding the foregoing, approval of the shareholders of the Corporation shall be required for the following types of amendments:

(a) increasing the number of Shares issuable under the Plan, except such increase by operation of Section 4.1 and in the event of an adjustment contemplated by Article 6;

(b) amending the Plan which amendment could result in the aggregate number of Shares of the Corporation issued to Insiders within any one (1) year period under the Plan together with any other security-based compensation arrangement, or issuable to Insiders at any time under the Plan together with any other security-based compensation arrangement, exceeding ten percent (10%) of the issued and outstanding Shares;

(c) extending the Fixed Term of an Option;

(d) reducing the Option Price of an Option or cancelling an Option and replacing such Option with a lower Option Price under such replacement Option, except as permitted pursuant to Article 6;

(e) amending the listed categories contained in the definition of "Eligible Persons" hereunder which would have the potential of broadening or increasing participation in the Plan by Insiders;

(f) extending the term (fixed or otherwise) of an Option held by an Insider beyond the expiry of the original Fixed Term of the Option;

(g) amending Section 13.1 hereof and this Section 13.2; and

(h) making any amendments required to be approved by shareholders under applicable law (including, without limitation, pursuant to the rules, regulations and policies of the Exchange).

Where required by the policies of the Exchange, the shareholder approval required by this Section 13.2 shall be by the majority vote of the shareholders of the Corporation excluding any votes cast by Insiders who are entitled to participate as Eligible Persons under the Plan or who will specifically benefit from the proposed amendment.

13.3 Conflict. In the event of any conflict between Section 13.1 and Section 13.2, the latter shall prevail to the extent of the conflict.

ARTICLE 14
GENERAL

14.1 No Rights as Shareholder. The holder of an Award shall not have any rights as a shareholder of the Corporation with respect to any Shares covered by such Award until such holder shall have exercised or redeemed such Award and been issued Shares in accordance with the terms of the Plan (including tender of payment in full of the Option Price of the Shares in respect of which an Option is being exercised, together with any required withholdings) and the Corporation shall issue such Shares to the Participant in accordance with the terms of the Plan in those circumstances.

14.2 No Rights Conferred.

(a) Nothing contained in this Plan or any Award shall confer upon any Participant any right with respect to continuance as a Director, Officer, Employee, or Consultant or Management Company Employee of the Corporation or its Affiliates, or interfere in any way with the right of the Corporation of its Affiliates to terminate the Participant's employment at any time.

(b) Nothing contained in this Plan or any Award shall confer on any Participant who is not a Director, Officer, Employee, or Consultant or Management Company Employee any right to continue providing ongoing services to the Corporation or its Affiliates or affect in any way the right of the Corporation of its Affiliates to determine to terminate his, her or its contract at any time.

14.3 Tax Consequences. It is the responsibility of the Participant to complete and file any tax returns which may be required under any applicable tax laws within the period specified in those laws as a result of the Participant's participation in the Plan. The Corporation shall not be responsible for any tax consequences to the Participant as a result of the Participant's participation in the Plan. The Participant shall remain responsible at all times for paying any federal, provincial, local and foreign income or employment tax due with respect to any Award, and the Corporation shall not be liable for any interest or penalty that a Participant incurs by failing to make timely payments of tax.

14.4 Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to the grant, exercise, vesting, or settlement of an Award, the Corporation shall have the power and the right to deduct or withhold, or to require a Participant to remit to the Corporation, an amount sufficient to satisfy any federal, provincial, local and foreign taxes that the Corporation determines is required to be withheld to comply with applicable laws. The Corporation shall make any withholdings or deductions in respect of taxes as required by law or the interpretation or administration thereof. The Corporation shall be entitled to make arrangements to sell a sufficient number of Shares to be issued pursuant to the exercise of an Award to fund the payment and remittance of such taxes that are required to be deducted or withheld and any associated costs (including brokerage fees).

14.5 No Representation. The Corporation makes no representation or warranty as to the future market value of any Shares issued in accordance with the provisions of the Plan.

14.6 Black-out Policy Restrictions. Awards shall be subject to the Corporation's insider trading policy as may be in effect from time to time, including any Black-out Period, trading prohibition or requirement to obtain mandatory pre-clearance of a transaction.

14.7 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14.8 Severance. If any provision of this Plan or any agreement entered into pursuant to this Plan contravenes any law or any order, policy, by-law or regulation of any regulatory body or Exchange having authority over the Corporation of this Plan then such provision shall be deemed to be amended to the extent required to bring such provision into compliance therewith.